Exhibit 99.1

CardioDynamics Receives FDA 510k Clearance for BioZ Dx; Partnership with Philips Medical Leads to First ICG Device with Patented AERIS Processing

    SAN DIEGO--(BUSINESS WIRE)--Dec. 15, 2004--CardioDynamics (Nasdaq:CDIC), the innovator and leader of Impedance Cardiography
(ICG) technology, today announced its new product platform, the BioZ Dx(TM), has received market clearance from the U.S. Food and Drug Administration (FDA). Market introduction of the BioZ Dx will take place immediately.
    The BioZ Dx represents the first phase of a co-development partnership between the Company and Philips Medical Systems that leverages each company's technology and expertise. The BioZ Dx will be upgradeable to include Philips' 12-lead ECG technology in late 2005. The BioZ Dx contains the Company's recently patented AERIS(TM) (Adaptive Extraction & Recognition of Impedance Signals) processing that provides enhanced stability, accuracy, and reproducibility in a broader range of patient monitoring conditions. In addition to the significant signal processing improvements and future 12-lead ECG capability, the BioZ Dx also features an integrated full-page thermal printer, color display screen, and a new reporting function that allows physicians to automatically compare a patient's last ICG report to the current ICG report. This feature allows clinicians to easily identify whether a patient responded to therapy or whether their heart function has worsened or improved.
    Michael K. Perry, CardioDynamics' Chief Executive Officer, stated, "We are very pleased to receive FDA 510(k) clearance on our third-generation ICG solution, the BioZ Dx. This achievement is a key milestone for Impedance Cardiography and noninvasive heart monitoring. The BioZ Dx combines state-of-the-art diagnostic and prognostic monitoring technology in a streamlined, functional design. We plan to implement an extensive sales and marketing campaign to introduce the BioZ Dx to the medical community."
    Perry added, "As the innovator of ICG technology, we are committed to providing clinicians and patients with the most advanced heart monitoring technology available. The collaborative effort with Philips provides us with an enhanced product platform, substantial reduction in product development cost, and reduced time to market. The BioZ Dx is well positioned to benefit from our recently presented multi-center PREDICT study results demonstrating ICG as the most powerful predictor of short-term outcomes for heart failure patients. Our goal is to improve patient outcomes and create overall efficiency in cardiac care environments by providing clinicians with access to vital data, when and where they need it."

    About CardioDynamics:

    CardioDynamics (Nasdaq:CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures, and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as future product introductions, market size, potential, growth, and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks, including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2003 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

    CONTACT: CardioDynamics
             Bonnie Ortega, Investor Relations
             bortega@cardiodynamics.com
             800-778-4825, Ext. 1005
              or
             Irene Paigah, Media Relations
             ipaigah@cardiodynamics.com
             800-778-4825, Ext. 1012